SUBROGATION AGREEMENT


           Subrogation Agreement dated as of December 7, 1999 by and between Bart A. Brown, Jr., as trustee under Chapter 7 of Title 11 of the United States Code of FoxMeyer Corporation, FoxMeyer Drug Company, Healthcare Transportation System, Inc., Merchandise Coordinator Services Corporation, FoxMeyer Software, Inc. and Health Mart, Inc. and their respective estates, as their interests may appear ("Trustee"); and Norwest Bank Minnesota, National Association ("Agent"), as trustee under the Indenture governing the 6.75% Notes (as defined below) and as collateral agent under the related security agreement (the "Noteholders Security Agreement").

           WHEREAS, under the terms of a Settlement Agreement dated October 9, 1997, between Avatex Corporation (the "Debtor") and the Trustee, (i) the Debtor executed and delivered to the Trustee a Promissory Note payable to the Trustee in the original principal amount of $8,000,000 (the "Trustee Note") and (ii) to secure payment of the Trustee Note, the Debtor executed and delivered to the Trustee a Pledge and Security Agreement (the "Trustee Security Agreement");

           WHEREAS, under the Trustee Security Agreement, the Debtor granted to the Trustee a security interest in, among other things, 1,132,500 shares of common stock of Phar-Mor, Inc. owned by the Debtor (together with, to the extent provided in the Trustee Security Agreement, any securities or instruments received on account of or in exchange for such common stock, the "FoxMeyer Trustee Phar-Mor Collateral"), which shares are represented by certificate number 2832 (the "Certificate"), and the Debtor has transferred physical possession of the Certificate to the Trustee to enable the Trustee to perfect its security interest in the FoxMeyer Trustee Phar-Mor Collateral;

           WHEREAS, on or prior to December 15, 1999, Avatex Funding, Inc., a wholly-owned subsidiary of the Debtor ("Subsidiary"), intends to issue 6.75% Notes (the "6.75% Notes") due in 2002 to various persons (the "Noteholders");

           WHEREAS, to secure payment of the 6.75% Notes, the Debtor will transfer to Subsidiary 3,571,533 unpledged shares of common stock of Phar-Mor, Inc. owned by the Debtor (the "6.75% Notes Phar-Mor Collateral"), and Subsidiary will execute and deliver to Agent the Noteholders Security Agreement, under which Subsidiary will grant a security interest in such shares to Agent; and

           WHEREAS, to further secure the 6.75% Notes, the Debtor will transfer the FoxMeyer Trustee Phar-Mor Collateral to Subsidiary and have Subsidiary grant a security interest to the Agent in the FoxMeyer Trustee Phar-Mor Collateral as soon as that is possible, subject to the terms and conditions set forth below;

           NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:



EWAGNE\3686.18 - 11/19/99

                                    ARTICLE I

                                    COVENANTS

           1.1 Subject to Section 1.2 below, upon Debtor's payment in full of all of the Obligations (as such term is defined in the Trustee Security Agreement) to Trustee (or any successor-in-interest with respect to the Trustee
Note), Trustee (or such successor-in-interest) shall deliver to Agent the Certificate representing the FoxMeyer Trustee Phar-Mor Collateral, together with the accompanying stock power duly endorsed in blank by the Debtor. Pursuant to the terms of the Noteholders Security Agreement, Debtor shall then cause the FoxMeyer Trustee Phar-Mor Collateral to be registered in the name of the Subsidiary and the Subsidiary shall execute and deliver to Agent a new stock power duly executed in blank. It is expressly agreed that the terms "payment" or "payment in full" when used herein in connection with the Trustee Note, the Trustee Security Agreement, or the Obligations mean payment in United States dollars of principal, interest, and interest on overdue principal and interest to the date of payment, fees, and costs of collection, specifically including all interest, fees, and costs that arise, accrue, or mature after the commencement of any bankruptcy proceeding by or against the Debtor or any similar type of proceeding notwithstanding (1) 11 U.S.C. ss.ss. 502(b)(2) or 506(b), (2) any general bankruptcy rule that post-bankruptcy interest, fees, or costs cease to accrue, and (3) any general bankruptcy rule that post-bankruptcy interest, fees, or costs are limited to the value of any collateral securing the pre-bankruptcy claim.

           1.2 (a) The Debtor and Trustee (on behalf of itself and any successor-in-interest with respect to the Trustee Note) each agrees that (subject to the last sentence of subsection 1.1) an "Eligible Group" of Noteholders (as defined below) may elect at any time to make payment to Trustee of an amount equal to all of the Obligations (as such term is defined in the Trustee Security Agreement) on account thereof; provided that upon the substitution of such an Eligible Group of Noteholders for Trustee under the Trustee Security Agreement, the Eligible Group of Noteholders shall immediately terminate the security interest previously granted by the Debtor to Trustee in all collateral other than the FoxMeyer Trustee Phar-Mor Collateral. An "Eligible Group" of Noteholders shall mean a group of Noteholder(s) consisting entirely of original Noteholders each holding at least 5% of the aggregate principal amount of 6.75% Notes originally issued.

           (b) An Eligible Group may elect, at its option, to cause the Debtor and/or the Agent to use their reasonable best efforts, effective upon the payment in full of the Obligations to the Trustee, to appropriately amend, supplement and waive the applicable provisions of the Noteholders Security Agreement and the Indenture for the 6.75% Notes (the "Indenture") so as to cause the FoxMeyer Trustee Phar-Mor Collateral to secure the 6.75% Notes as well as the Obligations under the Trustee Note (which Obligations would thereafter run either to the Eligible Group or Agent by virtue of subrogation) (a "Security Restructuring"). It is contemplated, though not required, that following the consummation of a Security Restructuring, the Trustee Note would be amended to substitute the Subsidiary as the maker thereunder, and the Debtor would guaranty the obligations of Subsidiary under the Trustee Note under substantially the same terms and conditions as apply to the Debtor's guaranty of the 6.75% Notes contained in the Indenture; provided, however, that the Debtor and Subsidiary shall not be required to consent to such substitution and guaranty to the extent that the same would, in the written opinion of independent counsel, necessitate registration of any securities by Debtor and/or Subsidiary (including, perhaps,


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such guaranty) under the Securities Act of 1933, as amended. The Debtor shall also not be required to consent to have a default under the Trustee Note in and of itself constitute a default under the 6.75% Notes, or vice versa. Nothing contained within Section 1.2 shall require the Debtor, Subsidiary, Trustee or Agent to take any action that would result in a violation of any applicable law, including, but not limited to, federal and state securities laws.

           (c) Trustee agrees to confirm in writing the payment in full of the Obligations by an Eligible Group of Noteholders and, upon payment in full of the Obligations, consent in writing to any such Security Restructuring effected pursuant to subsection 1.2(b) above and otherwise in compliance with the proviso contained in subsection 1.2(a) above, provided that (i) the Obligations to the Trustee have been (or will simultaneously be) satisfied through payment in full and (ii) Trustee shall thereafter have no further obligations nor entitlements in connection with the Trustee Note or the Trustee Security Agreement.

           (d) If there is more than one Eligible Group of Noteholders who wish to make a payment to Trustee on account of all of the Obligations pursuant to subsection 1.2(b) above, Trustee may accept payment from any such group of Noteholders, and not from other Noteholders, in Trustee's sole discretion. Trustee shall be entitled to rely (without any duty of inquiry) upon any representation made by a putative Eligible Group as to its status as an Eligible Group. Nothing contained in this subsection 1.2(d) shall be construed to limit the parties' obligations under subsection 1.2(b) above.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

           2.1 Trustee hereby confirms to Agent as of the date hereof that Trustee has no knowledge of any security interest in or lien against the FoxMeyer Trustee Phar-Mor Collateral other than its own pursuant to the Trustee Security Agreement. Trustee hereby represents to Agent that on May 19, 1997, the U.S. Bankruptcy Court for the District of Delaware confirmed the election of and appointed Bart A. Brown, Jr., as permanent trustee of the estates of the FoxMeyer entities referenced in the preamble of this Agreement, and Trustee still serves in such capacity as of the date hereof. Debtor hereby represents to Agent as of the date hereof that Debtor has no knowledge of any security interest in or lien against the FoxMeyer Trustee Phar-Mor Collateral other than the Trustee's lien pursuant to the Trustee Security Agreement.

           2.2 Agent hereby represents and warrants to Trustee that it has the authority to execute, deliver and perform its obligations under this Agreement and this Agreement constitutes the legal, valid and binding obligation of Agent, enforceable in accordance with its terms and this Agreement is not in contravention of any law, rule or regulation or any order, decree or agreement in each case by which Agent is bound. The Debtor hereby consents to the execution hereof and disclaims any claim against Trustee for its entry herein.


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                                   ARTICLE III

                                  MISCELLANEOUS

           3.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. AGENT SHALL NOT ASSIGN ITS RIGHTS HEREUNDER WITHOUT THE CONSENT OF TRUSTEE. PROVIDED THAT AGENT SHALL BE PERMITTED TO ASSIGN ITS RIGHTS TO A SUCCESSOR TRUSTEE DULY QUALIFIED AS SUCH UNDER THE INDENTURE GOVERNING THE 6.75% NOTES.

           Each party hereby agrees that any action or proceeding arising hereunder and involving the Trustee shall be brought only in the United States Bankruptcy Court for the District of Delaware. If such Court declines jurisdiction, the parties hereto agree that such action or proceeding shall then be brought only in the state and federal courts located in the State and County of New York.

           3.2 All communications provided for hereunder shall be given in writing and delivered personally, via overnight mail, by a reputable carrier or by facsimile (confirmed by telephone) to such address as is identified by a party to the other party hereto from time to time in accordance with the terms of this Section 3.2.

           3.3 Each party agrees to execute and deliver any and all such further instruments and assurances, and to take all such further actions, as may be reasonably necessary or appropriate to effectuate the transactions contemplated hereby. Any Trustee actions shall be at the expense of the Debtor and shall be indemnified in advance by the Debtor.

           3.4 This Agreement cannot be amended, modified or any of its terms waived, except by a writing executed by each of the parties hereto.

           3.5 This Agreement may be executed in two or more counterparts which together shall constitute one and the same instrument. Facsimile signatures shall be sufficient to bind the parties.

           3.6 The Trustee's obligations hereunder are subject to the prior approval of the United States Bankruptcy Court for the District of Delaware at the expense of the Debtor. Neither the Trustee nor the Trustee's estate shall have any liability for any breach of this Agreement. The other parties' sole remedy for any breach of this Agreement by the Trustee shall be specific performance. Nothing contained herein shall prevent the Trustee from agreeing with Debtor to restructure the Obligations or the security arrangements therefor.

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           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                   TRUSTEE:

                                   /s/ Bart A. Brown, Jr.
                                   ---------------------------------------------
                                   Bart A. Brown, Jr., as Trustee under
                                   Chapter 7 of Title 11 of the U.S. Code of
                                   FoxMeyer Corporation et al.
                                   Address:


                                   AGENT:

                                   NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

                                   By:       /s/ Timothy P. Mowdy
                                       -----------------------------------------
                                       Name: Timothy P. Mowdy
                                       Title:
                                       Address:


The terms of this Agreement are hereby acknowledged, accepted and consented to:

AVATEX CORPORATION

By:       /s/ Melvyn J. Estrin
    -----------------------------------
    Name: Melvyn J. Estrin
    Title: Co-Chief Executive Officer












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